FOR IMMEDIATE RELEASE
November 2, 2023
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS THIRD QUARTER
2023 RESULTS

•Earnings per share ("EPS")* for the third quarter of 2023 was $0.53 compared to $0.54 per share for the third quarter of 2022
•Adjusted EPS** for the third quarter of 2023, which excludes transaction-related expenses attributable to the announced acquisition of Florida City Gas ("FCG"), increased by 28 percent to $0.69 compared to $0.54 per share for the third quarter of 2022
•Year-to-date EPS was $3.47 compared to $3.58 per share in the prior year. Adjusted EPS, excluding transaction-related expenses, for the nine months ended September 30, 2023 was $3.63
•Historically warmer temperatures significantly impacted customer consumption during the first half of 2023, lowering both EPS and Adjusted EPS by approximately $0.41 per share
•Adjusted gross margin** growth of $7.6 million during the third quarter was driven by continued pipeline expansion projects, natural gas organic growth, regulatory initiatives, and increased propane margins and fees
•Entered into a definitive agreement to acquire FCG for approximately $923 million, which is expected to close in the fourth quarter of 2023

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced financial results for the three and nine months ended September 30, 2023.

In the third quarter of 2023, the Company's adjusted net income**, which excludes transaction-related expenses for the announced acquisition of FCG, was $12.2 million, compared to $9.7 million reported in the third quarter of 2022. Adjusted EPS in the quarter was $0.69 per share, compared to $0.54 per share reported in the same prior-year period.

Earnings for the third quarter of 2023 were driven by continued pipeline expansion projects, organic growth in the Company's natural gas distribution businesses, contributions from the Company's Florida natural gas base rate proceeding, increased propane margins and fees, and incremental contributions associated with regulated infrastructure programs. These improvements were partially offset by reduced customer consumption compared to the prior-year period, lower virtual pipeline services and increased interest expense attributable to higher rates on short-term borrowings and the senior notes issued in March 2023.

During the first nine months of 2023, adjusted net income was $64.8 million compared to $63.6 million for the same period in 2022. Adjusted EPS for the nine months ended September 30, 2023 was $3.63 compared to $3.58 per share reported in the prior-year period.

Year-to-date earnings in 2023 were impacted by significantly warmer weather where our service territories on the Delmarva Peninsula and in Ohio experienced temperatures that were more than 20 percent higher than historical averages through the first half of 2023. The impacts of weather for the first nine months of 2023 were offset by the positive growth contributions noted above as well as a continued focus on cost management.
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“Despite continued challenges with rising interest rates and significantly warmer temperatures through the first half of the year, Chesapeake Utilities has delivered strong performance on a year-to-date basis,” commented Jeff Householder, chairman, president and CEO. “Growth investments, regulatory initiatives and continued expense management enabled us to overcome the significant weather and interest rate impacts on a year-to-date basis, resulting in year-to-date Adjusted EPS of $3.63 versus 2022 Adjusted EPS of $3.58. Excluding transaction-related expenses associated with the acquisition of FCG, in the third quarter, operating income increased $5.5 million or 29.4 percent compared to the prior-year period, driven by incremental adjusted gross margin of $7.6 million, or 8.8 percent."

“Not only do we see additional growth opportunities to drive incremental growth in our legacy businesses, but we are excited about the additional opportunities that the FCG acquisition will provide once it is a member of the Chesapeake family of businesses. We remain on track to completing the acquisition by year end. Across the organization, our team remains committed to executing on our growth strategy, achieving another record year of performance and driving increased shareholder value,” concluded Householder.

Acquisition of Florida City Gas

In September 2023, the Company entered into a definitive stock purchase agreement with NextEra Energy, Inc. to acquire FCG for approximately $923 million in cash, subject to certain working capital adjustments. The transaction is expected to close by the end of the fourth quarter of 2023, contingent on customary closing conditions and certain regulatory approvals.

FCG serves approximately 120,000 residential and commercial natural gas customers across eight counties in Florida, including Miami-Dade, Broward, Brevard, Palm Beach, Hendry, Martin, St. Lucie and Indian River. Its natural gas system includes approximately 3,800 miles of distribution main and 80 miles of transmission pipe.

In connection with the acquisition, the Company has obtained a commitment for a 364-day bridge loan facility for up to $965 million. The Company expects to ultimately finance the transaction through the issuance of new permanent debt and equity.

Capital Investment and Earnings Guidance

Prior to the announcement of the FCG acquisition, the Company's capital expenditures guidance ranged from $900 million to $1.1 billion for the five years ended 2025 and its EPS guidance range was $6.15 to $6.35 per share for 2025.

Given the magnitude of the FCG acquisition, the Company will surpass its capital expenditures guidance range two years early. Additionally, as a result of the Company’s most recent 5-year strategic plan review where it revisited growth projections over the next five years for its legacy businesses and with the increased scale and investment opportunities related to the planned acquisition of FCG, the Company announced new capital expenditure guidance for the five-year period ended 2028 that will range from $1.5 billion to $1.8 billion. The Company also reaffirmed its current EPS guidance range for 2025 of $6.15 to $6.35 per share and extended its EPS guidance to a range of $7.75 to $8.00 per share for 2028. This would imply an EPS growth rate of approximately 8 percent from the current 2025 EPS guidance range, or since 2018, an 8.5 percent growth rate.

*Unless otherwise noted, EPS and Adjusted EPS information is presented on a diluted basis.

Non-GAAP Financial Measures

**This press release including the tables herein, include references to both Generally Accepted Accounting Principles ("GAAP") and non-GAAP financial measures, including Adjusted Gross Margin,
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Adjusted Net Income and Adjusted EPS. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates Adjusted Gross Margin by deducting the purchased cost of natural gas, propane and electricity and the cost of labor spent on direct revenue-producing activities from operating revenues. The costs included in Adjusted Gross Margin exclude depreciation and amortization and certain costs presented in operations and maintenance expenses in accordance with regulatory requirements. The Company calculates Adjusted Net Income and Adjusted EPS by deducting costs and expenses associated with significant acquisitions that may affect the comparison of period-over-period results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures. The Company believes that these non-GAAP measures are useful and meaningful to investors as a basis for making investment decisions, and provide investors with information that demonstrates the profitability achieved by the Company under allowed rates for regulated energy operations and under the Company's competitive pricing structures for unregulated energy operations. The Company's management uses these non-GAAP financial measures in assessing a business unit and Company performance. Other companies may calculate these non-GAAP financial measures in a different manner.

The following tables reconcile Gross Margin, Net Income, and EPS, all as defined under GAAP, to our non-GAAP measures of Adjusted Gross Margin, Adjusted Net Income and Adjusted EPS for each of the periods presented.

Adjusted Gross Margin

	For the Three Months Ended September 30, 2023
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$102,411	$34,970	$(5,834)	$131,547
Cost of Sales:
Natural gas, propane and electric costs	(26,518)	(16,381)	5,805	(37,094)
Depreciation & amortization	(13,192)	(4,420)	2	(17,610)
Operations & maintenance expense (1)	(4,819)	(7,532)	(382)	(12,733)
Gross Margin (GAAP)	57,882	6,637	(409)	64,110
Operations & maintenance expense (1)	4,819	7,532	382	12,733
Depreciation & amortization	13,192	4,420	(2)	17,610
Adjusted Gross Margin (Non-GAAP)	$75,893	$18,589	$(29)	$94,453

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	For the Three Months Ended September 30, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$90,980	$47,914	$(7,841)	$131,053
Cost of Sales:
Natural gas, propane and electric costs	(21,248)	(30,768)	7,811	(44,205)
Depreciation & amortization	(13,271)	(4,071)	3	(17,339)
Operations & maintenance expense (1)	(9,211)	(7,673)	371	(16,513)
Gross Margin (GAAP)	47,250	5,402	344	52,996
Operations & maintenance expense (1)	9,211	7,673	(371)	16,513
Depreciation & amortization	13,271	4,071	(3)	17,339
Adjusted Gross Margin (Non-GAAP)	$69,732	$17,146	$(30)	$86,848

	For the Nine months ended September 30, 2023
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$345,822	$158,886	$(19,439)	$485,269
Cost of Sales:
Natural gas, propane and electric costs	(105,692)	(75,068)	19,282	(161,478)
Depreciation & amortization	(39,179)	(12,923)	6	(52,096)
Operations & maintenance expense (1)	(23,346)	(23,528)	(377)	(47,251)
Gross Margin (GAAP)	177,605	47,367	(528)	224,444
Operations & maintenance expense (1)	23,346	23,528	377	47,251
Depreciation & amortization	39,179	12,923	(6)	52,096
Adjusted Gross Margin (Non-GAAP)	$240,130	$83,818	$(157)	$323,791

	For the Nine months ended September 30, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$311,064	$202,669	$(20,330)	$493,403
Cost of Sales:
Natural gas, propane and electric costs	(88,264)	(120,476)	20,238	(188,502)
Depreciation & amortization	(39,496)	(12,025)	(11)	(51,532)
Operations & maintenance expense (1)	(25,694)	(21,428)	(578)	(47,700)
Gross Margin (GAAP)	157,610	48,740	(681)	205,669
Operations & maintenance expense (1)	25,694	21,428	578	47,700
Depreciation & amortization	39,496	12,025	11	51,532
Adjusted Gross Margin (Non-GAAP)	$222,800	$82,193	$(92)	$304,901
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(1) Operations & maintenance expenses within the Consolidated Statements of Income are presented in accordance with regulatory requirements and to provide comparability within the industry. Operations & maintenance expenses which are deemed to be directly attributable to revenue producing activities have been separately presented above in order to calculate Gross Margin as defined under US GAAP.
Adjusted Net Income and Adjusted EPS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except shares and per share data)	2023	2022	2023	2022
Net Income (GAAP)	$9,407	$9,662	$61,884	$63,646
Transaction-related expenses, net (1)	2,804	—	2,898	—
Adjusted Net Income (Non-GAAP)	$12,211	$9,662	$64,782	$63,646

Weighted average common shares outstanding - diluted	17,857,784	17,819,373	17,847,288	17,797,001

Earnings Per Share - Diluted (GAAP)	$0.53	$0.54	$3.47	$3.58
Transaction-related expenses, net (1)	0.16	—	0.16	—
Adjusted Earnings Per Share - Diluted (Non-GAAP)	$0.69	$0.54	$3.63	$3.58
(1) Transaction-related expenses represent costs incurred attributable to the announced acquisition of FCG including, but not limited to, legal, consulting, audit and financing fees.
Operating Results for the Quarters Ended September 30, 2023 and 2022

Consolidated Results

	Three Months Ended
	September 30,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$94,453	$86,848	$7,605	8.8%
Depreciation, amortization and property taxes	23,800	23,103	697	3.0%
Transaction-related expenses	3,899	—	3,899	NMF
Other operating expenses	46,526	45,097	1,429	3.2%
Operating income	$20,228	$18,648	$1,580	8.5%

Operating income for the third quarter of 2023 was $20.2 million, an increase of $1.6 million or 8.5 percent compared to the same period in 2022. Excluding transaction-related expenses associated with the acquisition of FCG, operating income increased $5.5 million or 29.4 percent compared to the prior-year period. Adjusted gross margin in the third quarter of 2023 was positively impacted by contributions from the Company's Florida natural gas base rate proceeding, increased propane margins and fees, continued pipeline expansion projects, organic growth in the Company's natural gas distribution businesses and incremental contributions associated with regulated infrastructure programs. These increases in adjusted gross margin were partially offset by a reduced level of virtual pipeline services and lower consumption during the third quarter of 2023. Higher operating expenses were largely associated with increased employee costs driven by growth initiatives, the ongoing competitive labor market and
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higher benefits costs compared to the prior-year period. Operating income was also impacted by higher depreciation, amortization and property taxes.

Regulated Energy Segment

	Three Months Ended
	September 30,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$75,893	$69,732	$6,161	8.8%
Depreciation, amortization and property taxes	18,891	18,594	297	1.6%
Transaction-related expenses	3,899	—	3,899	NMF
Other operating expenses	28,191	27,475	716	2.6%
Operating income	$24,912	$23,663	$1,249	5.3%

The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Rate changes associated with the Florida natural gas base rate proceeding (1)	$3,470
Natural gas transmission service expansions	1,382
Natural gas growth including conversions (excluding service expansions)	1,312
Contributions from regulated infrastructure programs	563
Changes in customer consumption	(259)
Other variances	(307)
Quarter-over-quarter increase in adjusted gross margin**	$6,161
(1) Includes adjusted gross margin contributions from permanent base rates that became effective in March 2023.

The major components of the increase in other operating expenses are as follows:

(in thousands)
Increased payroll, benefits and other employee-related expenses	$749
Other variances	(33)
Quarter-over-quarter increase in other operating expenses	$716

Unregulated Energy Segment

	Three Months Ended September 30,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$18,589	$17,146	$1,443	8.4%
Depreciation, amortization and property taxes	4,902	4,507	395	8.8%
Other operating expenses	18,410	17,695	715	4.0%
Operating loss	$(4,723)	$(5,056)	$333	6.6%

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Operating results for the second and third quarters historically have been lower due to reduced customer demand during warmer periods of the year. The impact to operating income may not align with the seasonal variations in adjusted gross margin as many of the operating expenses are recognized ratably over the course of the year.
The major components of the change in adjusted gross margin** are shown below:

(in thousands)
Propane Operations
Increased propane margins and service fees	$1,813
Reduced propane customer consumption	(659)
CNG/RNG/LNG Transportation and Infrastructure
Lower level of virtual pipeline services	(428)
Aspire Energy
Increased customer consumption	298
Other variances	419
Quarter-over-quarter increase in adjusted gross margin**	$1,443
The major components of the increase in other operating expenses are as follows:

(in thousands)
Increased payroll, benefits and other employee-related expenses	$889
Other variances	(174)
Quarter-over-quarter increase in other operating expenses	$715
Operating Results for the Nine Months Ended September 30, 2023 and 2022

Consolidated Results

	Nine Months Ended September 30,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$323,791	$304,901	$18,890	6.2%
Depreciation, amortization and property taxes	70,918	68,521	2,397	3.5%
Transaction-related expenses	3,899	—	3,899	NMF
Other operating expenses	145,486	136,399	9,087	6.7%
Operating income	$103,488	$99,981	$3,507	3.5%

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Operating income for the first nine months of 2023 was $103.5 million, an increase of $3.5 million or 3.5 percent compared to the same period in 2022. Excluding transaction-related expenses associated with the acquisition of FCG, operating income increased $7.4 million or 7.4 percent compared to the prior-year period, despite significantly warmer temperatures in the Company's northern service territories experienced primarily during the first half of 2023. Adjusted gross margin for the first nine months of 2023 was positively impacted by contributions from the Company's Florida natural gas base rate proceeding, increased propane margins and fees, continued pipeline expansion projects, organic growth in the Company's natural gas distribution businesses, incremental contributions associated with regulated infrastructure programs and increased demand for virtual pipeline services. These increases were partially offset by a $7.3 million reduction in adjusted gross margin from reduced customer consumption resulting from the significantly warmer temperatures in our northern service territories during the first half of the year. Also offsetting the increase in adjusted gross margin were higher employee costs driven by growth initiatives, the ongoing competitive labor market and higher benefits costs, higher depreciation, amortization and property taxes and increased costs related to the Company's facilities, maintenance and outside services.

Regulated Energy Segment

	Nine Months Ended
	September 30,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$240,130	$222,800	$17,330	7.8%
Depreciation, amortization and property taxes	56,415	55,225	1,190	2.2%
Transaction-related expenses	3,899	—	3,899	NMF
Other operating expenses	87,988	83,373	4,615	5.5%
Operating income	$91,828	$84,202	$7,626	9.1%

The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Rate changes associated with the Florida natural gas base rate proceeding (1)	$11,440
Natural gas growth including conversions (excluding service expansions)	4,678
Natural gas transmission service expansions	2,976
Contributions from regulated infrastructure programs	1,756
Changes in customer consumption - primarily related to weather	(3,272)
Other variances	(248)
Period-over-period increase in adjusted gross margin**	$17,330
(1) Includes adjusted gross margin contributions from interim rates and permanent base rates that became effective in March 2023.

The major components of the increase in other operating expenses are as follows:

(in thousands)
Increased payroll, benefits and other employee-related expenses	$2,301
Increased facilities expenses, maintenance costs and outside services	1,079
Increased regulatory expenses	444
Increased costs related to credit and collections	270
Other variances	521
Period-over-period increase in other operating expenses	$4,615
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Unregulated Energy Segment

	Nine Months Ended
	September 30,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$83,818	$82,193	$1,625	2.0%
Depreciation, amortization and property taxes	14,500	13,269	1,231	9.3%
Other operating expenses	57,789	53,367	4,422	8.3%
Operating income	$11,529	$15,557	$(4,028)	(25.9)%

The major components of the change in adjusted gross margin** are shown below:

(in thousands)
Propane Operations
Increased propane margins and service fees	$6,389
Propane customer consumption - primarily weather related	(5,583)
Decreased customer consumption due to conversion of customers to our natural gas system	(656)
CNG/RNG/LNG Transportation and Infrastructure
Increased level of virtual pipeline services	1,338
Aspire Energy
Reduced customer consumption - primarily weather related	(254)
Other variances	391
Period-over-period increase in adjusted gross margin**	$1,625
The major components of the increase in other operating expenses are as follows:

(in thousands)
Increased payroll, benefits and other employee-related expenses	$3,603
Increased facilities expenses, maintenance costs and outside services	836
Other variances	(17)
Period-over-period increase in other operating expenses	$4,422
Sustainability Initiatives
In May 2023, Chesapeake Utilities published its most recent sustainability report, and the Company continues to remain steadfast in regards to its sustainability commitments, including:

•Maintaining a leading role in the journey to a lower carbon future in its service areas.

•Continuing to promote a diverse and inclusive workplace and further the sustainability of the communities it serves.

•Operating its businesses with integrity and the highest ethical standards.

These commitments guide the Company's mission to deliver energy that makes life better for the people and communities it serves. They impact every aspect of the Company and the relationships it has with its
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stakeholders. The Company encourages its investors to review the report, which can be accessed on the Company's website, and welcomes feedback as it continues to enhance its sustainability disclosures.

Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2022 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the third quarter of 2023 for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Conference Call
Chesapeake Utilities (NYSE: CPK) will host a conference call on Friday, November 3, 2023 at 8:30 a.m. Eastern Time to discuss the Company’s financial results for the three and nine months ended September 30, 2023. To listen to the Company’s conference call via live webcast, please visit the Events & Presentations section of the Investors page on www.chpk.com. For investors and analysts that wish to participate by phone for the question and answer portion of the call, please use the following dial-in information:

Toll-free: 800.343.5172
International: 203.518.9848
Conference ID: CPKQ323

A replay of the presentation will be made available on the previously noted website following the conclusion of the call.

About Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange. Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions, and other businesses.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Corporate Secretary
302.734.6022

Michael Galtman
Senior Vice President and Chief Accounting Officer
302.217.7036

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Financial Summary
(in thousands, except shares and per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Adjusted Gross Margin
Regulated Energy segment	$75,893	$69,732	$240,130	$222,800
Unregulated Energy segment	18,589	17,146	83,818	82,193
Other businesses and eliminations	(29)	(30)	(157)	(92)
Total Adjusted Gross Margin**	$94,453	$86,848	$323,791	$304,901

Operating Income (Loss)
Regulated Energy segment	$24,912	$23,663	$91,828	$84,202
Unregulated Energy segment	(4,723)	(5,056)	11,529	15,557
Other businesses and eliminations	39	41	131	222
Total Operating Income	20,228	18,648	103,488	99,981
Other income (expense), net	(72)	957	1,036	4,454
Interest charges	7,076	6,240	21,272	17,404
Income Before Income Taxes	13,080	13,365	83,252	87,031
Income taxes	3,673	3,703	21,368	23,385
Net Income	$9,407	$9,662	$61,884	$63,646

Earnings Per Share of Common Stock
Basic	$0.53	$0.54	$3.48	$3.59
Diluted	$0.53	$0.54	$3.47	$3.58

Adjusted Net Income and Adjusted Earnings Per Share
Net Income (GAAP)	$9,407	$9,662	$61,884	$63,646
Transaction-related-expenses, net (1)	2,804	—	2,898	—
Adjusted Net Income (Non-GAAP)**	$12,211	$9,662	$64,782	$63,646

Weighted average common shares outstanding - diluted	17,857,784	17,819,373	17,847,288	17,797,001

Earnings Per Share - Diluted (GAAP)	$0.53	$0.54	$3.47	$3.58
Transaction-related-expenses, net (1)	0.16	—	0.16	—
Adjusted Earnings Per Share - Diluted (Non-GAAP)**	$0.69	$0.54	$3.63	$3.58
(1) Transaction-related expenses represent costs incurred attributable to the announced acquisition of FCG including, but not limited to, legal, consulting, audit and financing fees.
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Financial Summary Highlights

Key variances between the third quarter of 2022 and the third quarter of 2023 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Third Quarter of 2022 Adjusted Results	$13,365	$9,662	$0.54

Non-recurring Items:
Absence of interest income from Federal Income Tax refund	(628)	(454)	(0.03)
	(628)	(454)	(0.03)

Increased (Decreased) Adjusted Gross Margins:
Contribution from rates associated with Florida natural gas base rate proceeding*	3,470	2,495	0.14
Increased propane margins and service fees	1,813	1,304	0.07
Natural gas transmission service expansions*	1,382	994	0.06
Natural gas growth including conversions (excluding service expansions)	1,312	944	0.06
Contributions from regulated infrastructure programs*	563	405	0.02
Changes in customer consumption	(684)	(492)	(0.03)
Decreased margins related to demand for virtual pipeline services*	(428)	(308)	(0.02)
	7,428	5,342	0.30

Increased Operating Expenses (Excluding Natural Gas, Propane, and Electric Costs):
Increased payroll, benefits and other employee-related expenses	(1,638)	(1,178)	(0.06)
Depreciation, amortization and property taxes	(697)	(501)	(0.03)
	(2,335)	(1,679)	(0.09)

Interest charges	(835)	(601)	(0.03)
Changes in Other income, net	(401)	(288)	(0.02)
Net other changes	385	229	0.02
	(851)	(660)	(0.03)
Third Quarter of 2023 Adjusted Results**	$16,979	$12,211	$0.69

* Refer to Major Projects and Initiatives Table for additional information.
** Transaction-related expenses attributable to the announced acquisition of FCG have been excluded from the Company’s non-GAAP measures of adjusted net income and adjusted EPS. See above tables for a reconciliation of these items against the related GAAP measures.

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Key variances between the nine months ended September 30, 2022 and September 30, 2023 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Nine months ended September 30, 2022 Adjusted Results	$87,031	$63,646	$3.58

Non-recurring Items:
Absence of gain from sales of assets	(1,902)	(1,414)	(0.08)
Absence of interest income from Federal Income Tax refund	(628)	(459)	(0.03)
One-time benefit associated with reduction in state tax rate	—	1,284	0.07
	(2,530)	(589)	(0.04)

Increased (Decreased) Adjusted Gross Margins:
Contribution from rates associated with Florida natural gas base rate proceeding*	11,440	8,504	0.48
Increased propane margins and service fees	6,389	4,749	0.27
Natural gas growth including conversions (excluding service expansions)	4,678	3,478	0.19
Natural gas transmission service expansions*	2,976	2,212	0.12
Contributions from regulated infrastructure programs*	1,756	1,305	0.07
Increased margins related to demand for virtual pipeline services*	1,338	995	0.06
Increased adjusted gross margin from off-system natural gas capacity sales	740	550	0.03
Customer consumption - primarily resulting from weather	(9,765)	(7,259)	(0.41)
	19,552	14,534	0.81

Increased Operating Expenses (Excluding Natural Gas, Propane, and Electric Costs):
Increased payroll, benefits and other employee-related expenses	(5,905)	(4,389)	(0.25)
Depreciation, amortization and property taxes	(2,397)	(1,782)	(0.10)
Increased facilities expenses, maintenance costs and outside services	(2,032)	(1,510)	(0.08)
	(10,334)	(7,681)	(0.43)

Interest charges	(3,868)	(2,875)	(0.16)
Changes in Other income, net	(888)	(660)	(0.04)
Net other changes	(1,812)	(1,593)	(0.09)
	(6,568)	(5,128)	(0.29)
Nine months ended September 30, 2023 Adjusted Results**	$87,151	$64,782	$3.63

* Refer to Major Projects and Initiatives Table for additional information.
** Transaction-related expenses attributable to the announced acquisition of FCG have been excluded from the Company’s non-GAAP measures of adjusted net income and adjusted EPS. See above tables for a reconciliation of these items against the related GAAP measures.

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14-14-14-14

Recently Completed and Ongoing Major Projects and Initiatives

The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, further grow its businesses and earnings, and increase shareholder value. The following table includes the major projects and initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year adjusted gross margin contributions are removed from the table at the beginning of the next calendar year. The discussion of the Company's major projects accompanying this table, includes those projects which began generating adjusted gross margin in the current year, or those which are expected to contribute adjusted gross margin beginning in future years. A comprehensive discussion of all projects reflected below can be found in the Company's third quarter 2023 Quarterly Report on Form 10-Q. The Company's practice is to add new projects and initiatives to this table once negotiations or details are substantially final and/or the associated earnings can be estimated. As the FCG acquisition is still pending, it has not been incorporated into the table below.

	Adjusted Gross Margin
	Three Months Ended		Nine Months Ended		Year Ended	Estimate for
	September 30,		September 30,		December 31,	Fiscal
(in thousands)	2023	2022	2023	2022	2022	2023	2024
Pipeline Expansions:
Guernsey Power Station	$373	$373	$1,107	$1,004	$1,377	$1,486	$1,482
Southern Expansion	—	—	—	—	—	586	2,344
Winter Haven Expansion	166	64	468	125	260	576	626
Beachside Pipeline Expansion	603	—	1,206	—	—	1,825	2,451
North Ocean City Connector	—	—	—	—	—	—	200
St. Cloud / Twin Lakes Expansion	118	—	118	—	—	268	584
Clean Energy (1)	267	—	783	—	126	1,009	1,009
Wildlight	178	—	271	—	—	528	2,000
Lake Wales	114	—	152	—	—	265	454
Newberry	—	—	—	—	—	—	862
Total Pipeline Expansions	1,819	437	4,105	1,129	1,763	6,543	12,012

CNG/RNG/LNG Transportation and Infrastructure	2,385	2,813	8,811	7,473	11,100	11,321	12,500

Regulatory Initiatives:
Florida GUARD program	90	—	90	—	—	324	2,421
Capital Cost Surcharge Programs	687	489	2,110	1,503	2,001	2,811	3,979
Florida Rate Case Proceeding (2)	3,991	521	11,961	521	2,474	16,289	17,153
Electric Storm Protection Plan	298	—	940	—	486	960	2,433
Total Regulatory Initiatives	5,066	1,010	15,101	2,024	4,961	20,384	25,986

Total	$9,270	$4,260	$28,017	$10,626	$17,824	$38,248	$50,498

(1) Includes adjusted gross margin generated from interim services through the project in-service date in September 2023.
(2) Includes adjusted gross margin during 2023 comprised of both interim rates and permanent base rates which became effective in March 2023.

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15-15-15-15
Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions

Southern Expansion
Eastern Shore installed a new natural gas driven compressor skid unit at its existing Bridgeville, Delaware compressor station that will provide 7,300 Dts/d of incremental firm transportation pipeline capacity. The project obtained FERC approval in December 2022 and went into service during October 2023.

Beachside Pipeline Expansion
In June 2021, Peninsula Pipeline and, at that time, an unrelated party, Florida City Gas, entered into a Transportation Service Agreement for an incremental 10,176 Dts/d of firm service in Indian River County, Florida, to support Florida City Gas’ growth along the Indian River's barrier island. As part of this agreement, Peninsula Pipeline constructed approximately 11.3 miles of pipeline from its existing pipeline in the Sebastian, Florida area east under the Intercoastal Waterway and southward on the barrier island. Construction is complete and the project went into service in April 2023.

North Ocean City Connector
During the second quarter of 2022, the Company began construction of an extension of service into North Ocean City, Maryland. The Company's Delaware natural gas division and its subsidiary, Sandpiper Energy, Inc. installed approximately 5.7 miles of pipeline across southern Sussex County, Delaware to Fenwick Island, Delaware and Worcester County, Maryland. The project reinforces the Company's existing system in Ocean City, Maryland and enables incremental growth along the pipeline. Construction of this project was completed in the second quarter of 2023. Adjusted gross margin in connection with this project is expected to be recognized contingent upon the completion and inclusion in rate base at the Company's next rate case in Maryland.

St. Cloud / Twin Lakes Expansion
In July 2022, Peninsula Pipeline filed a petition with the Public Service Commission ("PSC") for the State of Florida for approval of its Transportation Service Agreement with the Company's Florida subsidiary, Florida Public Utilities ("FPU"), for an additional 2,400 Dts/day of firm service in the St. Cloud, Florida area. As part of this agreement, Peninsula Pipeline constructed a pipeline extension and regulator station for FPU. The extension supports new incremental load due to growth in the area, including providing service, most immediately, to the residential development Twin Lakes. The expansion also improves reliability and provides operational benefits to FPU’s existing distribution system in the area, supporting future growth. Construction is complete and the project went into service in July 2023.

Wildlight Expansion
In August 2022, Peninsula Pipeline and FPU filed a joint petition with the Florida PSC for approval of its Transportation Service Agreement associated with the Wildlight planned community located in Nassau County, Florida. The project enables the Company to meet the significant growing demand for service in Yulee, Florida. The agreement allows the Company to build the project during the construction and build-out of the community, and charge the reservation rate as each phase of the project goes into service. Construction of the pipeline facilities will occur in two separate phases. Phase one consists of three extensions with associated facilities, and a gas injection interconnect with associated facilities. Phase two will consist of two additional pipeline extensions. Various phases of the project commenced in the first quarter of 2023, with construction on the overall project continuing through 2025.

Lake Wales
In February 2023, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with the Company's Florida natural gas division, FPU for an additional 9,000 Dt/d of firm service in the Lake Wales, Florida area. The PSC approved the petition in April 2023.
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16-16-16-16
Approval of the agreement enabled Peninsula Pipeline to complete the acquisition of an existing pipeline in May 2023 that is being utilized to serve the Company's current and new natural gas customers.

Newberry
In April 2023, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with FPU for an additional 8,000 Dt/d of firm service in the Newberry, Florida area. The petition was approved by the Florida PSC in the third quarter of 2023. Peninsula Pipeline will construct a pipeline extension, which will be used by FPU to support the development of a natural gas distribution system to provide gas service to the City of Newberry.

Worcester Resiliency Upgrade
In August 2023, Eastern Shore filed an application with the FERC requesting authorization to construct the Worcester Resiliency Upgrade, which consists of a mixture of storage and transmission facilities in Sussex County, DE and Wicomico, Worcester, and Somerset Counties in Maryland. The project will provide long-term incremental supply necessary to support the growing demand of the participating shippers. Eastern Shore has requested certificate authorization by December 2024, with a target in-service date by the third quarter of 2025.

CNG/RNG/LNG Transportation and Infrastructure

The Company has made a commitment to meet customer demand for CNG, RNG and LNG in the markets we serve. This has included making investments within Marlin Gas Services to be able to transport these products through its virtual pipeline fleet to customers. To date, the Company has also made an infrastructure investment in Ohio, enabling RNG to fuel a third-party landfill fleet and to transport RNG to end use customers off its pipeline system. Similarly, the Company announced in March 2022, the opening of a high-capacity CNG truck and tube trailer fueling station in Port Wentworth, Georgia. As one of the largest public access CNG stations on the East Coast, it will offer a RNG option to customers in the near future. The Company constructed the station in partnership with Atlanta Gas Light, a subsidiary of Southern Company Gas.

The Company is also involved in various other projects, all at various stages and all with different opportunities to participate across the energy value chain. In many of these projects, Marlin will play a key role in ensuring the RNG is transported to one of the Company’s many pipeline systems where it will be injected. The Company includes its RNG transportation services and infrastructure related adjusted gross margin from across the organization in combination with CNG and LNG projects.

As new projects are finalized, we will provide additional detail on those projects at that time.

Discussed below is a current project in which we are in the construction phase:

Full Circle Dairy
In February 2023, the Company announced plans to construct, own and operate a dairy manure RNG facility at Full Circle Dairy in Madison County, Florida. The project consists of a facility converting dairy manure to RNG and transportation assets to bring the gas to market. The first injection of RNG is projected to occur in the first half of 2024.

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17-17-17-17
Regulatory Initiatives

Florida Gas Utility Access and Replacement Directive ("GUARD") Program
In February 2023, FPU filed a petition with the Florida PSC for approval of the GUARD program. GUARD is a ten-year program to enhance the safety, reliability, and accessibility of portions of the Company's natural gas distribution system. The Company identified various categories of projects to be included in GUARD, which include the relocation of mains and service lines located in rear easements and other difficult to access areas to the front of the street, the replacement of problematic distribution mains, service lines, and maintenance and repair equipment and system reliability projects. In August 2023, the Florida PSC approved the GUARD program, which included $205 million of capital expenditures projected to be spent over a 10-year period.

Other Major Factors Influencing Adjusted Gross Margin
Weather and Consumption
Weather was not a significant factor during the third quarter of 2023 but the Company's year-to-date adjusted gross margin was negatively impacted by approximately $9.8 million attributable to reduced customer consumption driven largely by significantly warmer weather in some of the Company's service territories. The following table summarizes HDD and CDD variances from the 10-year average HDD/CDD ("Normal") for the three and nine months ended September 30, 2023 and 2022.
HDD and CDD Information

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2023	2022	Variance	2023	2022	Variance
Delmarva
Actual HDD	19	28	(9)	2,069	2,603	(534)
10-Year Average HDD ("Normal")	38	43	(5)	2,731	2,710	21
Variance from Normal	(19)	(15)		(662)	(107)

Florida
Actual HDD	1	1	—	371	535	(164)
10-Year Average HDD ("Normal")	1	1	—	550	543	7
Variance from Normal	—	—		(179)	(8)

Ohio
Actual HDD	86	84	2	3,148	3,614	(466)
10-Year Average HDD ("Normal")	65	72	(7)	3,661	3,614	47
Variance from Normal	21	12		(513)	—

Florida
Actual CDD	1,533	1,303	230	2,793	2,486	307
10-Year Average CDD ("Normal")	1,391	1,393	(2)	2,535	2,535	—
Variance from Normal	142	(90)		258	(49)

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18-18-18-18
Natural Gas Distribution Growth
The average number of residential customers served on the Delmarva Peninsula increased by approximately 5.5 percent and 5.6 percent, respectively, for the three and nine months ended September 30, 2023, while Florida customers increased by 3.6 percent and 4.0 percent, respectively, for the three- and nine-month periods. On the Delmarva Peninsula, a larger percentage of the adjusted gross margin growth was generated from residential growth given the expansion of gas into new housing communities and conversions to natural gas as our distribution infrastructure continues to build out. In Florida, as new communities continue to build out due to population growth and infrastructure is added to support the growth, there is increased load from both residential customers as well as new commercial and industrial customers. The details are provided in the following table:

	Adjusted Gross Margin**
	Three Months Ended September 30, 2023		Nine Months Ended September 30, 2023
(in thousands)	Delmarva Peninsula	Florida	Delmarva Peninsula	Florida
Customer growth:
Residential	$384	$380	$1,470	$1,043
Commercial and industrial	69	479	522	1,643
Total customer growth (1)	$453	$859	$1,992	$2,686
(1) Customer growth amounts for Florida include the effects of revised rates associated with the Company's natural gas base rate proceeding.

Capital Investment Growth and Capital Structure Updates

The Company's capital expenditures were $144.8 million for the nine months ended September 30, 2023. The following table shows a range of the forecasted 2023 capital expenditures by segment and by business line, excluding the FCG acquisition which is expected to close prior to year-end 2023:

	2023
(in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$89,000	$100,000
Natural gas transmission	50,000	60,000
Electric distribution	13,000	15,000
Total Regulated Energy	152,000	175,000
Unregulated Energy:
Propane distribution	15,000	16,000
Energy transmission	8,000	9,000
Other unregulated energy	23,000	27,000
Total Unregulated Energy	46,000	52,000
Other:
Corporate and other businesses	2,000	3,000
Total 2023 Forecasted Capital Expenditures	$200,000	$230,000

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, supply chain disruptions, capital delays that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts. See
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19-19-19-19
“Capital Investment and Earnings Guidance” discussed above for additional information on the expected impacts related to the planned acquisition of FCG.

The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was approximately 53 percent as of September 30, 2023.

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20-20-20-20
Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
(in thousands, except shares and per share data)
Operating Revenues
Regulated Energy	$102,411	$90,980	$345,822	$311,064
Unregulated Energy and other	29,136	40,073	139,447	182,339
Total Operating Revenues	131,547	131,053	485,269	493,403
Operating Expenses
Natural gas and electricity costs	26,518	21,248	105,692	88,264
Propane and natural gas costs	10,576	22,958	55,786	100,236
Operations	41,217	40,182	128,147	120,981
Transactions-related expenses	3,899	—	3,899	—
Maintenance	5,125	4,501	15,487	13,273
Depreciation and amortization	17,610	17,339	52,096	51,532
Other taxes	6,374	6,177	20,674	19,136
Total operating expenses	111,319	112,405	381,781	393,422
Operating Income	20,228	18,648	103,488	99,981
Other income (expense), net	(72)	957	1,036	4,454
Interest charges	7,076	6,240	21,272	17,404
Income Before Income Taxes	13,080	13,365	83,252	87,031
Income Taxes	3,673	3,703	21,368	23,385
Net Income	$9,407	$9,662	$61,884	$63,646

Weighted Average Common Shares Outstanding:
Basic	17,796,741	17,737,984	17,783,787	17,715,845
Diluted	17,857,784	17,819,373	17,847,288	17,797,001

Earnings Per Share of Common Stock:
Basic	$0.53	$0.54	$3.48	$3.59
Diluted	$0.53	$0.54	$3.47	$3.58

Adjusted Net Income and Adjusted Earnings Per Share
Net Income (GAAP)	$9,407	$9,662	$61,884	$63,646
Transaction-related expenses, net (1)	2,804	—	2,898	—
Adjusted Net Income (Non-GAAP)**	$12,211	$9,662	$64,782	$63,646

Earnings Per Share - Diluted (GAAP)	$0.53	$0.54	$3.47	$3.58
Transaction-related expenses, net (1)	0.16	—	0.16	—
Adjusted Earnings Per Share - Diluted (Non-GAAP)**	$0.69	$0.54	$3.63	$3.58
(1) Transaction-related expenses include costs incurred attributable to the announced acquisition of FCG including, but not limited to, legal, consulting, audit and financing fees.

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21-21-21-21
Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2023	December 31, 2022
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,916,585	$1,802,999
Unregulated Energy	404,924	393,215
Other businesses and eliminations	28,802	29,890
Total property, plant and equipment	2,350,311	2,226,104
Less: Accumulated depreciation and amortization	(503,897)	(462,926)
Plus: Construction work in progress	61,843	47,295
Net property, plant and equipment	1,908,257	1,810,473
Current Assets
Cash and cash equivalents	1,793	6,204
Trade and other receivables	47,397	65,758
Less: Allowance for credit losses	(2,405)	(2,877)
Trade and other receivables, net	44,992	62,881
Accrued revenue	15,229	29,206
Propane inventory, at average cost	7,001	9,365
Other inventory, at average cost	17,593	16,896
Regulatory assets	19,111	41,439
Storage gas prepayments	5,063	6,364
Income taxes receivable	5,340	2,541
Prepaid expenses	17,179	15,865
Derivative assets, at fair value	2,328	2,787
Other current assets	1,837	428
Total current assets	137,466	193,976
Deferred Charges and Other Assets
Goodwill	46,213	46,213
Other intangible assets, net	16,518	17,859
Investments, at fair value	11,084	10,576
Derivative assets, at fair value	425	982
Operating lease right-of-use assets	12,842	14,421
Regulatory assets	91,678	108,214
Receivables and other deferred charges	16,263	12,323
Total deferred charges and other assets	195,023	210,588
Total Assets	$2,240,746	$2,215,037

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22-22-22-22
Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	September 30, 2023	December 31, 2022
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,662	8,635
Additional paid-in capital	382,551	380,036
Retained earnings	476,601	445,509
Accumulated other comprehensive income (loss)	(1,137)	(1,379)
Deferred compensation obligation	8,987	7,060
Treasury stock	(8,987)	(7,060)
Total stockholders’ equity	866,677	832,801
Long-term debt, net of current maturities	643,801	578,388
Total capitalization	1,510,478	1,411,189
Current Liabilities
Current portion of long-term debt	20,000	21,483
Short-term borrowing	118,570	202,157
Accounts payable	53,729	61,496
Customer deposits and refunds	40,228	37,152
Accrued interest	4,985	3,349
Dividends payable	10,500	9,492
Accrued compensation	9,831	14,660
Regulatory liabilities	9,092	5,031
Derivative liabilities, at fair value	828	585
Other accrued liabilities	20,647	13,618
Total current liabilities	288,410	369,023
Deferred Credits and Other Liabilities
Deferred income taxes	264,541	256,167
Regulatory liabilities	145,092	142,989
Environmental liabilities	2,562	3,272
Other pension and benefit costs	17,133	16,965
Derivative liabilities, at fair value	101	1,630
Operating lease - liabilities	11,040	12,392
Deferred investment tax credits and other liabilities	1,389	1,410
Total deferred credits and other liabilities	441,858	434,825
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$2,240,746	$2,215,037
(1) Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.
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23-23-23-23
Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2023			For the Three Months Ended September 30, 2022
	Delmarva NG Distribution	Florida Natural Gas Distribution (1)	FPU Electric Distribution	Delmarva NG Distribution	Florida Natural Gas Distribution (1)	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$8,663	$9,862	$16,967	$7,642	$8,762	$12,941
Commercial and Industrial	9,119	26,020	15,920	8,898	22,770	12,596
Other (2)	217	2,441	(204)	143	4,302	(338)
Total Operating Revenues	$17,999	$38,323	$32,683	$16,683	$35,834	$25,199

Volumes (in Dts for natural gas and MWHs for electric)
Residential	245,612	325,445	102,699	230,333	332,857	99,517
Commercial and Industrial	1,915,125	10,684,539	96,716	1,981,048	9,603,742	100,519
Other	62,277	—	—	68,729	804,970	2,007
Total	2,223,014	11,009,984	199,415	2,280,110	10,741,569	202,043

Average Customers
Residential	97,847	88,640	25,782	92,776	85,555	25,585
Commercial and Industrial	8,208	8,411	7,382	8,071	8,335	7,366
Other	24	6	—	4	6	—
Total	106,079	97,057	33,164	100,851	93,896	32,951

	For the Nine Months Ended September 30, 2023			For the Nine Months Ended September 30, 2022
	Delmarva NG Distribution	Florida Natural Gas Distribution (1)	FPU Electric Distribution	Delmarva NG Distribution	Florida Natural Gas Distribution (1)	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$67,562	$38,546	$39,347	$61,730	$34,560	$30,537
Commercial and Industrial	41,637	80,499	39,913	39,078	72,524	30,351
Other (2)	(6,696)	6,401	(805)	(4,767)	4,472	3,705
Total Operating Revenues	$102,503	$125,446	$78,455	$96,041	$111,556	$64,593

Volumes (in Dts for natural gas and MWHs for electric)
Residential	3,302,125	1,551,348	238,051	3,593,154	1,572,974	243,341
Commercial and Industrial	7,523,061	31,047,013	239,505	7,753,767	29,455,170	249,487
Other	213,600	627,934	—	231,013	2,474,454	5,978
Total	11,038,786	33,226,295	477,556	11,577,934	33,502,598	498,806

Average Customers
Residential	97,230	88,051	25,718	92,078	84,664	25,500
Commercial and Industrial	8,242	8,408	7,373	8,115	8,309	7,344
Other	23	6	—	4	6	—
Total	105,495	96,465	33,091	100,197	92,979	32,844

(1) In accordance with the Florida PSC approval of our natural gas base rate proceeding, effective March 1, 2023, our natural gas distribution businesses in Florida (FPU, FPU-Indiantown division, FPU-Fort Meade division and Chesapeake Utilities CFG division, collectively, "Florida natural gas distribution businesses") have been consolidated for rate-making purposes and amounts above are now being presented on a consolidated basis consistent with the final rate order.
(2) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.